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                                                                    EXHIBIT 10.1

                                 PSB GROUP, INC.

                               PEOPLES STATE BANK

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT (this "AGREEMENT") is made and entered into as of the 5th day of July, 2006 (the "EFFECTIVE DATE"), by and between PSB Group, Inc., a bank holding company organized under the laws of the State of Michigan (the "COMPANY"), Peoples State Bank, a banking association chartered under the laws of the State of Michigan with its main office located in Madison Heights, Michigan (the "BANK") and Michael J. Tierney ("EXECUTIVE").

     WHEREAS, the Company, the Bank and Executive desire the Executive to serve as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank; and

     WHEREAS, the Board of Directors of the Company and the Board of Directors of the Bank have each approved and authorized the execution of the Agreement with Executive.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

     1. EMPLOYMENT; DUTIES. Commencing on January 1, 2007, Executive shall serve in the capacity of President and Chief Executive Officer of the Company. Commencing on the Effective Date, Executive shall serve as President and Chief Executive Officer of the Bank. Upon assuming each position, Executive shall perform services and discharge the duties of the President and Chief Executive Officer of the Company and the Bank, respectively, and perform such other reasonable services and duties of an executive, professional or administrative nature as may from time to time be assigned to him by the Board of Directors of the Company or the Board of Directors of the Bank, as the case may be, (collectively the "BOARD OF DIRECTORS" or

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"BOARD"). Executive hereby accepts such employment for the compensation and upon the terms and conditions provided in this Agreement. Executive agrees to serve the Company and the Bank faithfully and competently and to devote his full-time efforts to the promotion of the business of the Company, the Bank and their affiliates, excepting his reasonable leave time, periods of illness and the like.

     2. SERVICE ON THE BOARD OF DIRECTORS. Upon the Effective Date, Executive shall be appointed to the Board of Directors of the Company and the Board of Directors of the Bank. During the Term of this Agreement (as defined in Section 10 hereof), the Company agrees to nominate Executive as a nominee to serve on the Company's Board of Directors. During the Term of this Agreement, the Company, in its capacity as sole shareholder of the Bank, agrees to cause Executive to be elected as a director of the Bank. Executive shall be entitled to receive fees for serving on the Board of Directors in the same manner as other members of the Boards of Directors of the Company and the Bank.

     3. BASE SALARY. During the Term of this Agreement, the Company agrees to pay Executive a base salary ("BASE SALARY") at the rate of Two Hundred Forty-Five Thousand Dollars ($245,000) per annum, payable in accordance with the customary payroll practices of the Company; provided, however, that the rate of Executive's Base Salary beginning in 2008 shall be reviewed by the Board of Directors, and Executive shall be entitled to receive an increase in his Base Salary at such percentage or in such an amount, if any, as the Board of Directors, in its sole discretion may decide.

     4. SIGNING BONUS. Upon the Effective Date, Executive shall be paid the sum of Twenty-Five Thousand Dollars ($25,000).

     5. MANDATORY BONUS. Executive shall be paid a bonus of Fifty Thousand Dollars ($50,000) not later than March 31, 2007, unless he voluntarily terminates his employment hereunder prior to January 1, 2007.

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     6. DISCRETIONARY BONUS. For 2007 and thereafter, Executive shall be entitled to receive an annual discretionary bonus in an amount which shall be based on performance criteria established by the Board of Directors and Executive. No other compensation provided for in this Agreement shall be deemed a substitute for Executive's eligibility to receive bonuses when and as declared by the Board of Directors or as provided for by any plan or program of the Company.

     7. STOCK GRANTS. On the Effective Date, Executive shall be issued 2,500 shares of common stock of the Company. In addition, Executive will also be granted 2,500 shares of restricted stock. Such stock grants shall be governed by the terms of the Restricted Stock Agreement between the Company and Executive of even date herewith (the "STOCK AGREEMENT").

     8. EXPENSES. During the Term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Company and the Bank) in performing services under this Agreement, provided that Executive properly accounts for expenses in accordance with the policies of the Company and the Bank.

     9. EMPLOYEE BENEFITS.

          (a) Car Allowance. The Company will provide a vehicle to Executive at the Company's expense. The Company will also insure Executive's vehicle and provide for its maintenance at the Company's expense.

          (b) Club Membership. The Company will pay the initial fees for membership and reimburse Executive for dues at Wyngate Country Club and at the Detroit Athletic Club. This allowance will be subject to annual review by the Board and may be maintained or increased as the Board deems appropriate.

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          (c) Nonqualified Retirement Benefit. It is anticipated by the Company and Executive that the Company will be providing BOLI benefits to its senior executive staff and that Executive shall be provided with these BOLI benefits. However, in the event that the Company does not provide BOLI benefits or these benefits do not equal at least $60,000 in annual benefits for a minimum of 10 years, the Company agrees that, provided Executive is employed by the Company for at least 10 years, then he, or his designated beneficiary (if he dies before receiving the full benefit) will be guaranteed an annual retirement benefit of at least $60,000 for a period of 10 years commencing upon his reaching age 65. The Company and Executive agree that the $60,000 annual "pension" is a conservative estimate of the pension benefit that Executive was forgoing by terminating his employment with his prior employer.

          (d) Other Fringe Benefits. Executive shall be entitled to receive benefits under any fringe benefit plan or policy as are otherwise made available and upon the same terms as other senior management employees of the Company and the Bank.

          (e) Paid Leave Time. Executive shall be entitled to five (5) weeks of annual leave time in accordance with the standard policies or practices of the Company and the Bank for senior management officers. Executive shall not take any leave in excess of a two week period at a time unless approved in advance by the Board of Directors. Executive shall receive his Base Salary and other benefits during periods of leave. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Company and the Bank.

          (f) Conferences and Continuing Education. Executive shall be permitted to attend appropriate banking conventions and professional development meetings necessary to keep Executive abreast of developments in the industry. All reasonable expenses of attending such meetings, including the attendance by Executive's spouse, shall be at the expense of the Company.

          (g) Withholding. Executive acknowledges that the Company may withhold any applicable federal, state or local withholding or other taxes from payments that become due to him.

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     10. TERM OF AGREEMENT. The term ("TERM") of this Agreement shall be for three (3) years, beginning on the Effective Date. At the expiration of the initial Term and each extended Term, this Agreement will automatically renew for one (1) year unless the Company or the Bank, on the one hand, or the Executive, on the other hand, notifies the other in writing not less than one hundred eighty (180) days prior to the expiration of the then current Term of its intent not to extend this Agreement beyond the then current Term. This Agreement and Executive's employment hereunder may also be terminated in accordance with the provisions of Section 12 hereof.

     11. CONFIDENTIALITY, NON-SOLICITATION; NONCOMPETE.

          (a) Executive recognizes and acknowledges that his knowledge of customers, potential customers, trade secrets, business strategies, financial data, costs, prices, other business marketing information and business activities and plans of the Company and the Bank and their affiliates ("CONFIDENTIAL INFORMATION") is a valuable, special and unique asset of the business of the Company and the Bank and their affiliates. Executive will not, during or after the term of his employment, disclose any Confidential Information to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Executive may disclose information regarding the business activities of the Company and the Bank and their affiliates to representatives of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Financial and Insurance Services of the State of Michigan and any other regulatory or judicial body pursuant to a formal regulatory request or subpoena, and Executive also may disclose Confidential Information when such disclosure, in the reasonable judgment of Executive, is in the best interest of the Company and the Bank and their affiliates and does not violate any law or regulation, including but not limited to disclosure to business or trade associations or industry organizations of which Company or the Bank is a member or a participant.

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          (b) Executive agrees that for a period of twelve (12) months (the
"RESTRICTED PERIOD") following termination of his employment hereunder, he will not solicit any employee of the Company, the Bank or their affiliates to terminate their employment with the Company, the Bank or their affiliates or to become employed by any other corporation, bank or other organization.

          (c) The Company, the Bank and Executive have jointly reviewed the customer lists and operations of the Company and the Bank and agree that the Company's and the Bank's primary service area for its lending and deposit activities encompasses a fifty (50) mile radius from the Bank's office in Madison Heights, Michigan (the "TERRITORY"). Executive agrees that in the event he is terminated without Cause (as hereinafter defined) or if he terminates his employment with Good Reason (as hereinafter defined), during the Restricted Period, he will not, without the Company's prior written consent, directly or indirectly Compete with the Company or the Bank or their affiliates. In this event, the Restricted Period shall be the shorter of the Restricted Period set forth above (12 months) or the period during which Executive continues to receive his Base Salary hereunder. For purposes of this Section 11:

               (i) "COMPETE" means directly or indirectly owning, managing, operating or controlling a Competitor, or directly or indirectly serving as an employee, officer or director of or a consultant to a Competitor or soliciting or inducing any customer of the Company, the Bank or their affiliates to become a customer of a Competitor.

               (ii) "COMPETITOR" means any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings association, credit union or similar financial institution (a "FINANCIAL INSTITUTION") that is physically located and conducts substantial lending and deposit taking activities within the Territory and which Financial Institution has consolidated assets of $500 million or less as of the date of Executive's termination of employment hereunder.

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          (d) Notwithstanding the foregoing, Executive shall be permitted to invest in Financial Institutions solely as a passive or minority investor and in which he does not have an ownership interest of greater than five percent (5%).

          (e) The parties hereto, recognizing that irreparable injury will result to the Company, the Bank and their affiliates in the event of Executive's breach of any provision of this Section 11, agree that in the event of any such breach or threatened breach by Executive, the Company or the Bank will be entitled to obtain from the Oakland County Circuit Court preliminary and permanent injunctive relief of Executive, Executive's partners, agents, employees and all persons acting for or under the direction of Executive.

     12. TERMINATION. Executive's employment under this Agreement shall be terminated upon any of the following occurrences:

          (a) Death. Executive's employment under this Agreement shall terminate upon his death. Executive's estate shall be entitled to receive payments of Base Salary and any other compensation and other benefits accrued as of the date of death.

          (b) Termination of Employment by the Board of Directors Without Cause. In the event the Board of Directors terminates Executive's employment without "Cause" (as defined in Section 12(d)), Executive shall be entitled to continue to receive his Base Salary and to continue to participate in the Company's health care plan for the then remaining Term of this Agreement. In the event, after the termination of Executive's employment, coverage of Executive under the Company's health care plan does not qualify under the federal tax laws for the same tax treatment as coverage of active employees of the Company, or if the insurer for the health care plan prohibits Executive's continued participation in such plan, the Company may, in

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its discretion, either provide substantially equivalent health care coverage to
Executive or pay to Executive an amount in cash equal to the cost to the Company of Executive's continued participation in the Company's health care plan.

          (c) Disability.

               (i) If, as a result of Executive's incapacity, due to physical or mental illness rendering him unable to perform the duties required of him under this Agreement for a period of 90 days in a 120-day period ("DISABILITY"), and within thirty (30) days after written notice of potential termination is given, he shall not have returned to the full-time performance of his duties, the Company may terminate Executive's employment. Except as provided below, Executive shall only be entitled to receive payments of Base Salary and any other compensation and benefits through the end of his then current employment term. The determination of Disability shall be made by a medical board certified physician mutually acceptable to the Company and Executive (or Executive's legal representative, if one has been appointed), and if the parties cannot mutually agree to the selection of a physician, then each party shall select a physician and the two physicians selected shall select a third physician who shall make such determination. Notwithstanding the foregoing, in the event of termination of employment by the Company pursuant to this Section 12(c), if Executive is deemed ineligible to receive disability benefits under the Company's long term disability plan, Executive shall be entitled to continue to receive his Base Salary and to continue to participate in the Company's health care plan for the then remaining Term of this Agreement. In such event, if after termination of Executive's employment, coverage of Executive under the Company's health care plan does not qualify under the federal tax laws for the same tax treatment as coverage of active employees of the Company, or if the insurer for the health care plan prohibits Executive's continued participation in such plan, the Company may, in its discretion, either provide substantially equivalent health care coverage to Executive or pay to Executive an amount in cash equal to the cost to the Company of Executive's continued participation in the Company's health care plan.

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               (ii) During any period of Disability, Executive shall be entitled to receive benefits as provided in any disability insurance program the Company may have in effect.

          (d) Termination of Employment by the Board of Directors for Cause. In the event Executive's employment is terminated for "Cause," no continued payments or benefits shall be due under this Agreement. For purposes of this Agreement, termination for "Cause" shall be defined as termination due to Executive's criminal conduct constituting a felony offense, alcohol or drug abuse which impairs the Employee's performance of his duties, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or to follow one or more specific written directives of the Board, reasonable in nature and scope, or material breach of any provision of this Agreement (which is not cured within thirty (30) days after its occurrence and notice to Executive). Any determination of "Cause" as defined by this Section 12(d) shall be determined by a majority vote of the Board of Directors, with Executive abstaining from voting on the matter.

          (e) Termination Following Change of Control.

               (i) If, within twelve (12) months following a Change of Control, this Agreement is terminated by the Company without Cause or by Executive for "Good Reason," Executive shall be entitled to his Base Salary and to continue to participate in the Company's health care plan for a period of three (3) years following such termination. In the event, after the termination of Executive's employment, coverage of Executive under the Company's health care plan does not qualify under the federal tax laws for the same tax treatment as coverage of active employees of the Company, or if the insurer for the health care plan prohibits Executive's continued participation in such plan, the Company may, in its discretion, either provide substantially equivalent health care coverage to Executive or pay to Executive an amount in cash

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equal to the cost to the Company of Executive's continued participation in the
Company's health care plan. In the event of termination by Executive for Good Reason, Executive shall provide notice to the Board of Directors specifying the facts and circumstances surrounding his belief that "Good Reason" exists and the Company shall have the right to cure those matters within thirty (30) days from the date of notice.

               (ii) For purposes of this Agreement, "Good Reason" shall include the occurrence of any of the following events which have not been consented to in advance by Executive in writing: (A) if Executive would be required to move his personal residence or perform his principal job functions more than fifty
(50) miles from Executive's primary office as of the Effective Date; (B) if, in the organizational structure of the Company or the Bank, Executive would be required to report to a person or persons other than the Board of Directors; (C) if the Company should fail to maintain Executive's Base Salary or fail to maintain employee benefit plans or arrangements generally comparable to those in place at the Effective Date, except to the extent that such reduction in employee benefit plans is part of an overall adjustment in benefits for all employees of the Company or the Bank; (D) if Executive would be assigned substantial duties and responsibilities other than those normally associated with his position as referenced in Section 1 of this Agreement; or (E) if Executive is removed from or not re-nominated to the Board of Directors of the Company or the Bank.

               (iii) For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if and when: (A) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT")) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; or (B) the individuals who were members of the Board of Directors of the Company on the Effective Date (the "CURRENT BOARD MEMBERS") cease for any reason (other than the reasons specified in Subsection 12(e)(iv) below) to constitute a majority of the Board of the Company or its

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successor; however, if the election or the nomination for election of any new director of the Company or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this Section 12(e)(iii), be considered a Current Board Member; or
(C) the Company's shareholders approve (1) a merger or consolidation of the Company and the shareholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Company immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

               (iv) Notwithstanding and in lieu of Section 12(e)(iii), a Change of Control will not be deemed to have occurred: (A) solely because more than 50% of the combined voting power of the then outstanding voting securities of the Company are acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Bank or the Company, or (2) any person pursuant to the will or trust of any existing shareholder of the Company, or who is a member of the immediate family of such shareholder, or (3) any corporation which, immediately prior or following to such acquisition, is owned directly or indirectly by persons who were shareholders of the Company immediately prior to the acquisition in the same proportion as their ownership of stock in the Company immediately prior to such acquisition; or (B) if Executive agrees in writing that the transaction or event in question does not constitute a Change of Control for the purposes of this Agreement.

               (v) All payments that become due to Executive under this Section 12 will be made in accordance with the Company's or its successors regular payroll practices as then in effect, subject to any delay in payments required by Section 409A of the Internal Revenue Code of 1986 (the "CODE") or other applicable law. In the event a delay in payments is

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required by Section 409A of the Code, then payments under this Section 12 will commence to Executive on the six month anniversary of the date that Executive's employment with the Company terminates and the first payment to Executive shall be a lump sum payment of the amount that would have otherwise been payable to Executive had a delay in payment not been required pursuant to Section 409A of the Code. The remainder of the payments to Executive will be made in accordance with the Company's or its successor's regular payroll practices then in effect. The Company will be obligated to make all payments that become due to Executive under this Section 12(e) whether or not he obtains other employment following termination or takes steps to mitigate any damages that he claims to have sustained as a result of termination. The payments and other benefits provided for in this Section 12(e) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Executive or his account as of the effective date of termination.

               (vi) In the event it shall be determined that any payment made hereunder or pursuant to any other plan following a Change in Control (whether paid or payable pursuant to the terms of this Agreement) would be subject to the excise tax imposed by Section 4999 of Code, then payments pursuant to this Agreement or payments under any other agreement or plan that are treated as a parachute payment, as such term is defined under Section 280G of the Code, shall be reduced to the maximum amount that may be paid to Executive or for his benefit without any such payment constituting a "parachute payment," as defined in Section 280G of the Code. The determination of the maximum amount payable to Executive or for his benefit shall be made by an accounting firm mutually acceptable to Executive and the Company, and unless Executive directs otherwise, payments that are considered to be partially contingent upon a Change in Control shall be the last payments to be reduced.

          (f) Termination by Executive. If Executive terminates this Agreement without Good Reason (as defined above), he shall provide at least sixty (60) days written notice to the Board of Directors. Upon such termination, Executive shall receive only the Base Salary

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and any other compensation and benefits accrued up to Executive's termination date. If Executive terminates the Agreement with Good Reason, he shall be entitled to his Base Salary and to continue to participate in the Company's health care plan for the then remaining Term of this Agreement. In the event, after the termination of Executive's employment, coverage of Executive under the Company's health care plan does not qualify under the federal tax laws for the same tax treatment as coverage of active employees of the Company, or if the insurer for the health care plan prohibits Executive's continued participation in such plan, the Company may, in its discretion, either provide substantially equivalent health care coverage to Executive or pay to Executive an amount in cash equal to the cost to the Company of Executive's continued participation in the Company's health care plan.

          (g) Termination Upon Mutual Agreement. This Agreement may be terminated at any time upon the mutual written consent of Executive and the Company. Upon such termination, Executive shall receive only the Base Salary and any other compensation and benefits accrued up to Executive's termination date.

          (h) Stock Based Compensation. Notwithstanding anything to the contrary contained herein, upon Executive's termination from Employment, any rights he has to stock based compensation, including, but not limited to, rights under the Company's Employee Stock Ownership Plan or the Stock Agreement, shall be governed exclusively by the terms of such plans and the Stock Agreement.

          (i) Executive agrees that upon any termination of Executive's employment pursuant to this Section 12, he will immediately resign from all positions he has with the Company and the Bank and their affiliates, including all Boards of Directors.

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     13. INDEMNIFICATION. The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under law and applicable regulation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities may include, but are not limited to, judgment, court costs and attorneys' fees and the cost of reasonable settlements. The Company shall pay such expenses and liabilities in advance of a final judicial decision (hereinafter an "advancement of expenses"); provided, however, that, an advancement of expenses incurred by Executive in his capacity as a director or officer of the Company (and not in any other capacity in which his service was or is rendered by Executive including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this Section 13 or otherwise.

     14. SOURCE OF PAYMENTS. Executive and the Company intend that Executive will be a dual employee of the Company and the Bank. The Company and the Bank may allocate among the Company and the Bank any portion of Executive's salary, cash bonus and other compensation and benefits that the Company and the Bank deem to be a lawful and appropriate allocation. Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive from any of the Company, the Bank or any of their affiliates, such compensation payments and benefits paid by any such source will be treated as amounts paid to Executive under this Agreement.

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     15. SUCCESSORS AND ASSIGNS.

          (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company or the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company or the Bank.

          (b) Since the Company is contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

          (c) In the event that Executive dies post-separation from employment but during a period in which he is receiving his Base Salary and/or other employment benefits, the Company shall pay all sums to which the Executive would have been entitled, had the Executive survived, to such beneficiary or beneficiaries as shall have been designated by the Executive in writing. The Executive may change any beneficiary designation by a subsequent writing filed with the Company. If there is no beneficiary designation in effect at the date of death of the Executive, the Company shall make any payment due hereunder to the spouse of the Executive, or to the Executive's estate, if the Executive's spouse has predeceased the Executive.

     16. AMENDMENTS. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by all parties, except as herein otherwise specifically provided.

     17. APPLICABLE LAW. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Michigan, except to the extent that Federal law shall be deemed to apply.

     18. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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     19. NOTICES. Any notices, requests, demands and other communications provided for or deemed necessary by this Agreement shall be sufficient if set forth in writing and delivered in person or sent by registered or certified mail, postage prepaid, to, in the case of Executive, the address listed below or the last address filed in writing by Executive with the Company, or, in the case of the Company, to the Company at its main office to the attention of the Board of Directors.

     20. ENTIRE AGREEMENT. This Agreement and the Stock Agreement, together with any understanding or modifications thereof as may be agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first written above.

PSB GROUP, INC.


By: /s/ Robert L. Cole                  /s/ Michael J. Tierney
    ---------------------------------   ----------------------------------------
Its: President and CEO                  Michael J. Tierney


                                               [Personal Address Omitted]
PEOPLES STATE BANK                                       Address


By: /s/ Robert L. Cole
    ---------------------------------
Its: President and CEO